ENABLE MIDSTREAM PARTNERS, LP
LONG TERM INCENTIVE PLAN

ANNUAL RESTRICTED UNIT AWARD AGREEMENT FOR SENIOR OFFICERS

Enable Midstream Partners, LP (the “Partnership”) is pleased to inform you, [NAME OF GRANTEE], that, subject to acceptance by you through the online acceptance procedures set forth within Fidelity’s website at www.netbenefits.com, you have been granted Restricted Units under the Enable Midstream Partners, LP Long Term Incentive Plan (the “Plan”) in the number set forth below, subject to the terms and conditions of the this Annual Restricted Unit Award Agreement For Senior Officers (this “Agreement”) and the Plan (this “Award”). Capitalized terms in this Agreement not otherwise defined herein shall have the meanings set forth in the Plan. The material terms of this Award are as follows:

1.
Number of Restricted Units. You have been granted [NUMBER OF TARGET UNITS] Restricted Units, subject to your acceptance of this Award as provided in Section 15 below. The Restricted Units will be registered in your name and you will be a unitholder as of such registration date subject to the terms and conditions of this Agreement and the Plan.

2.	Date of Grant. The grant date of the Restricted Units is [DATE] (“Date of Grant”).

3.
Vesting Date. The Restricted Units shall become vested on the third anniversary of the Date of Grant (the “Vesting Date”), provided that your Employment continue at all times from the Date of Grant up to and including the Vesting Date (the “Restriction Period). Upon the Vesting Date, the restrictions on your Restricted Units will be removed and the vested Units will be transferred to a third-party non-retirement brokerage account established for you at Fidelity (your “Brokerage Account”). The foregoing notwithstanding, if you have a Qualifying Termination (as defined below) before the Vesting Date, you may vest in all or portion of this Award as described in Section 4.

4.	Termination of Employment Prior to Vesting Date.

(a)
In the event your Employment is terminated for any reason other than a Qualifying Termination or Retirement prior to the Vesting Date, the Restricted Units shall automatically and immediately be forfeited and cancelled on the date of such termination.

(b)	If you experience a Qualifying Termination prior to Vesting Date, then your Restricted Units will immediately vest as of the date of your Qualifying Termination.

(c)
If you terminate your Employment prior to the Vesting Date due to your Retirement, then the pro rata portion of the Restricted Units will vest on the date of your Retirement. The number of Restricted Units that will vest in the event of your Retirement is determined by multiplying the full number of Restricted Units granted

(d)
under this Award by a fraction, the numerator of which is the number of calendar days during the period beginning on the Date of Grant and ending on the date of your Retirement and the denominator of which is the number of calendar days during the Restriction Period (rounded up to the next whole number). All Restricted Units not vested by the foregoing shall automatically and immediately be forfeited and cancelled on the date of your Retirement.

(e)	Upon the applicable vesting date described in this Section 4, the restrictions on your Restricted Units will be removed and the vested Units will be transferred to your Brokerage Account.

5.	Definitions. As used in this Agreement, the following capitalized terms have the following meanings:

(a)	“Cause” means the occurrence of any of the following events:

(i)
the commission by you of a material act or willful misconduct that is materially detrimental to the Partnership or any Affiliate including, but not limited to, the willful violation of any material law, rule, regulation of a government entity or cease and desist order applicable to you, the Partnership, or any Affiliate (other than a law, rule or regulation relating to a minor traffic violation or similar offense), or an act which constitutes a breach by you of a fiduciary duty owed to the Partnership or any Affiliate;

(ii)
the commission by you of an act of dishonesty relating to the performance of your duties, habitual unexcused absence(s) from work, willful failure to perform duties in any material respect (other than any such failure resulting from your incapacity due to physical or mental illness or Disability), or gross negligence in the performance of duties resulting in material damage or injury to the Partnership or any Affiliate, its reputation or goodwill; or

(iii)	any felony conviction of you or any conviction of you involving dishonesty, fraud or breach of trust (other than for a minor traffic violation or similar offense).

(b)	“Disability” means you are receiving long term disability benefits under a long term disability plan of the Partnership, the Company or their Affiliates.

(c)	“Employment” means an Employee’s direct employment by the Company, the Partnership or a wholly-owned subsidiary of the Partnership.

(d)
“Good Reason” means you terminate your Employment during the two (2)-year period following a Change in Control due to one or more of the following conditions (each an “Event”) arising without your consent:

(i)	a material reduction in your authority, duties or responsibilities in effect on the date of the Change in Control;

(ii)	a decrease in your base salary in effect on the date of the Change in Control by more than ten percent (10%);

(iii)
a decrease in your target bonus opportunity by more than ten percent (10%) as compared to your target bonus opportunity under the Enable Midstream Partners, LP Short Term Incentive Plan in effect on the date of the Change in Control;

(iv)
a decrease in your target long term incentive compensation opportunity by more than ten percent (10%) as compared to your target long term incentive compensation opportunity under the Plan in effect on the date of the Change in Control;

(v)	a relocation of your principal office by more than fifty (50) miles away from the location of your principal office on the date of the Change in Control; or

(vi)	any other action or inaction that constitutes a material breach by the Partnership or the Company of any written agreement under which you provide Employment services.
Notwithstanding the foregoing, an Event will not constitute “Good Reason” unless, prior to your termination of your Employment:

(x)
you provide written notice to the Chief Executive Officer or Board of Directors of the Event that you believe constitutes “Good Reason” within ninety (90) days of the occurrence of such Event (“Good Reason Notice”);

(y)	after receipt of the Good Reason Notice, the Partnership or Company is provided at least thirty (30) days to cure, correct, or mitigate the Event (the “Cure Period”); and

(z)
no later than ten (10) days after the end of Cure Period or, if earlier, the date the Partnership or Company provided you notice that it will not that it will not cure, correct, or mitigate the Event, you terminate your Employment.

If the Partnership or Company cures, corrects or mitigates the Event during the Cure Period or if you fail to terminate your Employment as provided in clauses (x), (y) and (z) above, then your termination of Employment will not be for Good Reason (regardless of the fact that you timely provided a Good Reason Notice). Moreover, across-the-board decreases for similarly situated individuals, with all officers considered to be similarly situated, shall not be included in determining whether a ten percent (10%) decrease has occurred in paragraphs (b), (c), and (d) above.

(e)	“Qualifying Termination” means your Employment is terminated:

(i)	due to your death;

(ii)	due to your Disability;

(iii)	by the Partnership or the Company, as applicable, during the two (2)-year period following a Change in Control for any reason other than for Cause; or

(iv)	by you for Good Reason.

(f)
“Retirement” means your Employment is terminated (i) on or after reaching age sixty (60) and (ii) having attained ten (10) or more years of Credited Service during your Employment. For purposes of this Agreement, “Credited Service” means your continuous service with the Partnership, the Company or any of their Affiliates.

6.
Non-Transferability. Prior to the Vesting Date or an earlier vesting event described in Section 4, none of the Restricted Units granted under this Award are transferable (by operation of law or otherwise) by you. If, in the event of your divorce, legal separation or other dissolution of your marriage, your former spouse is awarded ownership of, or an interest in, all or part of the Restricted Units granted under this Award that have not yet vested, such award to your former spouse shall automatically and immediately be forfeited and cancelled.

7.
Beneficiaries. Any Restricted Units that vest as a result of your death will be transferred to your Brokerage Account. Vested Units held within your Brokerage Account will be distributed to named beneficiaries registered with Fidelity. If you have not named a beneficiary, the vested Units will be distributed to your estate.

8.
Unitholder Rights. You shall have the right to vote your Restricted Units and receive all distributions paid with respect to the Restricted Units, regardless of vesting, at the time such distributions are made.

9.
No Right to Continued Employment. Nothing in this Agreement or in the Plan guarantees your continued Employment or restricts the Partnership or the Company from terminating your Employment at any time.

10.
Withholding of Taxes. No issuance of vested Units shall occur or be made pursuant to this Agreement until you have paid or made arrangements approved by the Committee to satisfy all your federal, state and other governmental withholding tax obligations. For purposes of this Section, unless you make other arrangements or are subsequently notified to the contrary, the Partnership or applicable Affiliate will satisfy your obligations with respect to any applicable minimum required tax withholding by withholding a number of vested Units having a then-fair-market value equal to such tax withholding obligations.

11.
Entire Agreement. This Agreement constitutes the entire agreement of you and the Partnership with regard to this Award and contains all the covenants, promises, representations, warranties and agreements between you and Partnership with respect to the Restricted Units granted herein. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among you, the Partnership and the Company relating to this Award are hereby null and void and of no further force and effect.

12.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles thereof.

13.
Non-issuance of Units if Violation of Law or Policy. Notwithstanding any other provision of this Agreement, the Partnership shall not be obligated to deliver to you any unrestricted Units if counsel to the Partnership determines such delivery would violate any law or regulation of any governmental authority or agreement between the Partnership and any national securities exchange upon which the Units are listed or any policy of the Partnership or any Affiliate.

14.
Incorporation of the Plan. The Restricted Units issued pursuant to this Agreement are subject to the terms of the Plan, which is hereby incorporated by reference as if set forth in its entirety herein, including, without limitation, the ability of the Partnership as provided in the Plan, in its discretion, to amend this Agreement without your approval. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document.

15.
Acceptance of Award. If you agree with the terms and conditions of this Award and desire to accept it, you must indicate your acceptance on your online award acceptance page at www.netbenefits.com, by selecting “Accept Grant” and following the website prompts until you reach the “Confirmation” page. To decline this Award, contact the Company’s Human Resources department. If within 180 days of the Date of Grant you do not accept or decline this Award as described in this Section, this Award will be deemed to be accepted. By accepting this Award you acknowledge receipt of a copy of the Plan and prospectus, which are available on www.netbenefits.com, and represent that you are familiar with the terms and provisions of the Plan and this Agreement and agree to be bound thereby. You further agree to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to any questions arising under the Plan and this Agreement.

Grantee Acknowledgment and Acceptance
By:     ____________________________________
Name:    ____________________________________
Date:    ____________________________________